Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS THIRD QUARTER 2006 EARNINGS IN LINE WITH GUIDANCE; REAFFIRMS FULL YEAR EARNINGS OUTLOOK

Highlights:
•	Third quarter earnings from continuing operations were $0.30 per share.
•	HTH water products operating income increased $7.9 million over the prior year quarter.
•	The Company reaffirms full year earnings guidance to be in the $1.60 to $1.70 per share range.

NORWALK, Conn., October 30, 2006 - ARCH CHEMICALS, INC. (NYSE: ARJ) announced for the third quarter 2006 sales were $354.9 million compared to $314.2 million in the corresponding period in 2005. Segment operating income for the third quarter was $15.2 million in 2006 compared to $15.3 million in 2005. Earnings from continuing operations were $0.30 per share for the third quarter 2006 on $7.3 million of income, compared to $0.28 per share on $6.7 million of income a year ago.

“This quarter’s solid results were driven by the success of our Water Products profit margin improvement plan,” said Arch Chemicals’ Chairman, President and CEO Michael E. Campbell.  “The strong performance of our Water business and continued strong demand for our biocides used in antidandruff shampoos more than offset the impact of unprecedented high raw material costs, which adversely impacted our Wood Protection business in particular.”

The following compares segment sales and operating income (including equity in earnings of affiliated companies) for the third quarters of 2006 and 2005.

Treatment Products
Treatment Products reported sales of $287.7 million and operating income of $17.6 million compared with sales of $252.4 million and operating income of $15.9 million in 2005.

HTH Water Products
HTH water products reported sales of $118.5 million and operating income of $5.9 million in 2006 compared to sales of $95.8 million and an operating loss of $2.0 million in 2005.

Sales increased $22.7 million, or approximately 24 percent, principally due to favorable pricing for both branded and non-branded pool treatment products in the North American market. The increase in volumes due to the acquisition of the remaining 50 percent share of the Company’s Nordesclor water products joint venture ($9.4 million or approximately ten percent) was partially offset by lower volumes due to the shedding of unprofitable business in North America.

Operating income increased $7.9 million primarily as a result of the improved pricing for the North American product lines. In addition, operating income benefited from favorable product mix and the positive contribution of the acquired business. Lower operating costs were offset in part by severance costs for the European profit improvement plan.

Personal Care and Industrial Biocides
Personal care and industrial biocides reported sales of $71.8 million and operating income of $10.5 million compared to sales and operating income of $66.9 million and $11.7 million, respectively, in 2005.

Sales increased $4.9 million, or approximately seven percent, due to higher volumes. The higher volumes are attributable to increased demand in the emulsions and in-can preservation markets relative to a soft third quarter in 2005 and continued strong demand for biocides used in antidandruff products. This increase in volumes has been partially offset by lower volumes in the metalworking fluids market due to competitive pressures in certain geographic regions.

Operating income decreased $1.2 million, primarily due to higher raw material costs which offset the higher sales volumes.

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Wood Protection and Industrial Coatings
Wood protection and industrial coatings reported sales of $97.4 million and operating income of $1.2 million compared to sales and operating income of $89.7 million and $6.2 million, respectively, in 2005.

Sales increased $7.7 million, or approximately nine percent, due primarily to higher volumes. The higher sales volumes are due to increased demand for Tanalith® E products used in residential applications in Europe and industrial coatings, particularly in the Eastern European market.

Operating income decreased $5.0 million over the prior year primarily in the wood protection business due to higher raw material costs. In addition, the lower operating results in the industrial coatings business were the result of higher raw material costs that were mostly offset by the favorable sales volumes and product mix, as well as higher selling expense due to improved sales volumes and legal costs.

Performance Products
Performance Products reported sales of $67.2 million and operating income of $4.9 million compared with sales and operating income of $61.8 million and $3.9 million, respectively, in 2005.

Performance urethanes sales increased approximately 6 percent over the prior year due to improved pricing. The improved pricing was principally due to successful price increases that mitigated higher raw material costs. Operating results were comparable to the prior year period as the higher sales were offset by higher raw material costs.

Hydrazine sales increased $2.1 million due primarily to facility fees from the new U.S. government contract. Operating results improved $1.0 million primarily as a result of the increase in sales.

General Corporate Expenses

General corporate unallocated expenses increased by $2.8 million principally due to higher costs associated with the Company's U.K. pension plans.

2006 Outlook

For full year 2006, sales are expected to increase approximately seven to nine percent over 2005 and earnings per share from continuing operations are expected to range from $1.60 to $1.70. Depreciation and amortization is estimated to be approximately $45 million. Capital spending is anticipated to be in the $30 million range. Pension expense is expected to increase by approximately $10 million over the prior year, compared with $7 million from the previous guidance.

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Note: All references to earnings per share above reflect diluted earnings per share.

About Arch
Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.3 billion.  Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes.  The Company’s concentration is in water, hair and skin care products, pressure-treated wood, paints and coatings, building products and health and hygiene applications.  Arch Chemicals operates in two segments:  Treatment Products and Performance Products.  Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ third quarter 2006 earnings conference call on Monday, October 30, 2006 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•
If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (877) 502-9276, passcode 3574483, in the United States or (913) 981-5591, passcode 3574483, outside the United States.

•
A telephone replay will be available from 3:00 p.m. on Monday, October 30, 2006 until 6:00 p.m. (ET) on Monday, November 6, 2006. The replay number is (888) 203-1112, passcode 6745570; from outside the United States, please call (719) 457-0820, passcode 6745570.

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Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management's beliefs, certain assumptions made by management and management's current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "opines," "plans," "predicts," "projects," "should," "targets" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; recession or lack of moderate growth in U.S. and European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company's ability to maintain chemical price increases; higher-than-expected raw material costs and availability for certain chemical product lines; an increase in anti-dumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; unfavorable court, arbitration or jury decisions or unfavorable tax matters; the supply/demand balance for the Company's products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; change in the Company’s stock price; and gains or losses on derivative instruments.

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Arch Chemicals, Inc.
Condensed Consolidated Statements of Income (a)
(In millions, except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Sales	$354.9	$314.2	$1,118.8	$1,026.8
Cost of Goods Sold	267.7	231.1	815.0	743.3
Selling and Administration	67.6	62.3	210.7	203.1
Research and Development	4.5	5.8	14.4	16.1
Other (Gains) and Losses (b)	-	0.9	-	0.9
Interest Expense, Net	5.0	4.9	15.8	15.1
Income from Continuing Operations Before Equity
in Earnings of Affiliated Companies and Taxes	10.1	9.2	62.9	48.3
Equity in Earnings of Affiliated Companies	0.1	1.2	0.6	1.8
Income Tax Provision	2.9	3.7	20.5	15.3
Income from Continuing Operations	7.3	6.7	43.0	34.8
Loss from Discontinued Operations, Net of Tax (c)	-	(0.8)	(0.5)	(0.8)
Gain on Sale of Discontinued Operations, Net of Tax (d)	-	-	-	2.9
Net Income	$7.3	$5.9	$42.5	$36.9

Basic Income Per Share:
Continuing Operations	$0.30	$0.28	$1.79	$1.47
Loss from Discontinued Operations, Net of Tax (c)	-	(0.03)	(0.02)	(0.03)
Gain on Sale of Discontinued Operations, Net of Tax (d)	-	-	-	0.12
Basic Income Per Share	$0.30	$0.25	$1.77	$1.56

Diluted Income Per Share:
Continuing Operations	$0.30	$0.28	$1.77	$1.46
Loss from Discontinued Operations, Net of Tax (c)	-	(0.03)	(0.02)	(0.03)
Gain on Sale of Discontinued Operations, Net of Tax (d)	-	-	-	0.12
Diluted Income Per Share	$0.30	$0.25	$1.75	$1.55

Weighted Average Common Stock Outstanding - Basic	24.1	23.6	24.0	23.6
Weighted Average Common Stock Outstanding - Diluted	24.3	23.8	24.2	23.8

(a)	Unaudited.

(b)	The third quarter and year-to-date September 2005 include a charge of $0.9 million for penalties related to the Brazilian state import tax claim recorded in 2004.

(c)	Represents the results of operations of the CMS business, which is accounted for as an Asset Held For Sale.

(d)
Represents the recovery of £1.7 million (approximately $2.9 million) related to two outstanding notes from the sale of the Hickson organics Castleford operations that were previously reserved as of December 31, 2004 due to the significant uncertainty concerning the viability of the purchaser. The Company received the cash payment on July 19, 2005 for the principal and interest on these outstanding notes.

Arch Chemicals, Inc.
Condensed Consolidated Balance Sheets
(In millions, except per share amounts)

	September 30,	December 31,
	2006 (a)	2005

Assets:
Cash & Cash Equivalents	$66.0	$43.1
Accounts Receivable, Net (b)	141.4	133.1
Short-Term Investment (b)	66.4	68.4
Inventories, Net	189.5	172.0
Other Current Assets	37.9	39.8
Assets Held For Sale	1.3	8.3
Total Current Assets	502.5	464.7
Investments and Advances - Affiliated Companies at Equity	6.3	5.7
Property, Plant and Equipment, Net	185.9	191.4
Goodwill	220.7	211.5
Other Intangibles	143.4	140.7
Other Assets	51.9	47.9
Total Assets	$1,110.7	$1,061.9

Liabilities and Shareholders' Equity:

Short-Term Borrowings	$8.7	$8.5
Current Portion of Long-Term Debt	149.5	3.5
Accounts Payable	159.6	174.6
Accrued Liabilities	83.3	88.9
Liabilities Associated with Assets Held For Sale	0.6	9.1
Total Current Liabilities	401.7	284.6
Long-Term Debt	64.0	217.8
Other Liabilities	216.9	194.5
Total Liabilities	682.6	696.9
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
24.0 Shares Issued and Outstanding (23.6 in 2005)	24.0	23.6
Additional Paid-in Capital	433.8	422.2
Retained Earnings	64.5	36.4
Accumulated Other Comprehensive Loss	(94.2)	(117.2)
Total Shareholders' Equity	428.1	365.0
Total Liabilities and Shareholders' Equity	$1,110.7	$1,061.9

(a)	Unaudited.

(b)
The Company sold certain accounts receivable through an accounts receivable securitization program (see Form 10-K for additional information). As a result, accounts receivable have been reduced, and the Company's retained interest in such receivables have been reflected as a short-term investment. As of September 30, 2006 and December 31, 2005, the Company had not sold any participation interests in such accounts receivable.

Arch Chemicals, Inc.
Condensed Consolidated Statements of Cash Flows (a)
(In millions)

Nine Months Ended September 30,	2006	2005
Operating Activities:
Net Income	$42.5	$36.9
Adjustments to Reconcile Net Income to Net Cash
and Cash Equivalents Provided by (Used in) Operating
Activities:
Loss from Discontinued Operations	0.5	0.8
Gain on Sale of Discontinued Operations	-	(2.9)
Other (Gains) and Losses	-	0.9
Equity in Earnings of Affiliates	(0.6)	(1.8)
Depreciation and Amortization	33.6	34.9
Deferred Taxes	14.7	10.3
Restructuring Payments	(0.3)	(1.4)
Changes in Assets and Liabilities, Net of Purchase
and Sale of Businesses:
Accounts Receivable Securitization Program	-	10.0
Receivables	(3.1)	(29.3)
Inventories	(13.4)	(25.8)
Other Current Assets	2.5	0.2
Accounts Payable and Accrued Liabilities	(29.9)	(6.2)
Noncurrent Liabilities	7.8	(31.6)
Other Operating Activities	0.4	1.8
Net Operating Activities from Continuing Operations	54.7	(3.2)
Cash Flows of Discontinued Operations	(1.5)	3.2
Net Operating Activities	53.2	-
Investing Activities:
Capital Expenditures	(16.2)	(11.0)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(2.9)	(3.1)
Cash Payments from the Sale of a Business	(0.5)	(3.8)
Cash Proceeds from the Sale of Excess Land	1.2	-
Cash Flows of Discontinued Operations	-	-
Other Investing Activities	(3.3)	(0.3)
Net Investing Activities	(21.7)	(18.2)
Financing Activities:
Long-Term Debt Borrowings	40.0	111.0
Long-Term Debt Repayments	(47.7)	(111.0)
Short-Term Borrowings (Repayments), Net	0.2	11.7
Dividends Paid	(14.4)	(14.2)
Cash Flows of Discontinued Operations	-	-
Proceeds from Stock Options Exercised and Other Financing Activities	10.9	1.1
Net Financing Activities	(11.0)	(1.4)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	2.4	(4.4)
Net Increase (Decrease) in Cash and Cash Equivalents	22.9	(24.0)
Cash and Cash Equivalents, Beginning of Year	43.1	74.6
Cash and Cash Equivalents, End of Period	$66.0	$50.6

(a) Unaudited.

Arch Chemicals, Inc.
Segment Information (a)
(In millions)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Sales:
Treatment Products:
- HTH Water Products	$118.5	$95.8	$415.7	$369.8
- Personal Care and Industrial Biocides	71.8	66.9	213.7	207.3
- Wood Protection and Industrial Coatings	97.4	89.7	287.2	278.1
Total Treatment Products	287.7	252.4	916.6	855.2
Performance Products:
- Performance Urethanes	62.3	59.0	187.6	158.8
- Hydrazine	4.9	2.8	14.6	12.8
Total Performance Products	67.2	61.8	202.2	171.6
Total Sales	$354.9	$314.2	$1,118.8	$1,026.8
Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products (c)	$5.9	$(2.0)	$52.1	$22.2
- Personal Care and Industrial Biocides	10.5	11.7	33.4	35.5
- Wood Protection and Industrial Coatings	1.2	6.2	3.6	14.6
Total Treatment Products	17.6	15.9	89.1	72.3
Performance Products:
- Performance Urethanes (c)	5.4	5.4	14.8	9.9
- Hydrazine	(0.5)	(1.5)	(0.6)	(1.8)
Total Performance Products	4.9	3.9	14.2	8.1
	22.5	19.8	103.3	80.4
General Corporate Expenses (d)	(7.3)	(4.5)	(24.0)	(15.2)
Total Segment Operating Income Including Equity in
Earnings of Affiliated Companies	15.2	15.3	79.3	65.2
Equity in Earnings of Affiliated Companies	(0.1)	(1.2)	(0.6)	(1.8)
Total Operating Income	15.1	14.1	78.7	63.4
Interest Expense, Net	(5.0)	(4.9)	(15.8)	(15.1)
Income from Continuing Operations Before Taxes and
Equity in Earnings of Affiliated Companies	$10.1	$9.2	$62.9	$48.3

(a)	Unaudited.

(b)	Includes equity in earnings of affiliated companies.

(c)
Third quarter and year-to-date September 2005 include an additional charge for penalties related to the Brazilian state import tax claim of $0.2 million and $0.7 million for the water products and performance urethanes businesses, respectively.

(d)
Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company's accounts receivable securitization program, certain pension expenses and the results of the Company's Planar Solutions joint venture through the date of sale on November 30, 2005.